Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 14 February 2007, with respect to the statements of operations, stockholders’ equity for the year then ended December 31, 2006, of Spar Group, Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Gureli Yeminli Mali Musavirlik A.S.

Istanbul, Turkey
February 14, 2007